Exhibit 23.2

[K.E. Andrews & Company Letterhead]

The undersigned hereby consents to the references to our firm in the form and context in which they appear in or are incorporated by reference into this Registration Statement on Form S-8 of Eagle Rock Energy Partners, L.P. (this “Registration Statement”) and the related prospectus that is a part thereof.  We hereby further consent to the use in such Registration Statement and prospectus of the purchase price allocations and related information attributed to our firm in the Annual Report on Form 10-K for the year ended December 31, 2009 of Eagle Rock Energy Partners, L.P., incorporated by reference into this Registration Statement.

K.E. ANDREWS & COMPANY

/s/ Mark Andrews, ASA
Mark Andrews, ASA
President

Houston, Texas

September 17, 2010